As filed with the Securities and Exchange Commission on June 1, 2006

Registration File No. 333- ___________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First Community Bank Corporation of America

(Name of registrant as specified in its charter)

Florida	65-0623023
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9001 Belcher Road, Pinellas Park, Florida	33782
(Address of principal executive offices)	(Zip Code)

2005 STOCK PLAN

(Full title of the plan)

Kenneth P. Cherven

President & Chief Executive Officer

9001 Belcher Road

Pinellas Park, Florida 33782

(727) 520-0987

(Name, address and telephone number of agent for service)

Copies Requested to:

James J. Quinlan, Esq. or A. George Igler, Esq.

Igler & Dougherty, P.A.

500 N. Westshore Blvd., Suite 1010

Tampa, Florida 33609

(813) 289-1020 Telephone

(813) 289-1070 Facsimile

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock $0.05 par value	450,000	$19.77	$8,896,500	$951.93

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the common stock, $19.77 and $19.77, respectively, as reported by the NASDAQ SmallCap Market on April 26, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents listed below are hereby incorporated by reference into this Registration Statement, and all documents subsequently filed by First Community Bank Corporation of America (“First Community”) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents:

1.	First Community’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

2.	First Community’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 23, 2006;

3.	First Community’s Current Reports on Form 8-K filed since December 31, 2003;

Item 4.	Description of Securities.

The description of our common stock contained in First Community’s Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission on April 7, 2003, Registration File No. 333-104342 is hereby incorporated by reference.

Item 5.	Interests of Named Experts and Counsel.

The validity of the common stock registered hereby will be passed upon by Igler & Dougherty, P.A.

Item 6.	Indemnification of Directors and Officers.

The description of the indemnification provisions of our Articles of Incorporation, our Bylaws and Florida law contained in First Community’s Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission on April 7, 2003, Registration File No. 333-104342 is hereby incorporated by reference.

Item 8.	Exhibits.

The following exhibits are or have been filed with the Securities and Exchange Commission and are incorporated by reference into this registration statement. The exhibits which are marked by a single asterisk (*) were previously filed as a part of, and are hereby incorporated by reference from Registrant’s Registration Statement on form SB-2, as filed with the Securities and Exchange Commission (“SEC”) on April 7, 2003, Registration No. 333-10432. The exhibit numbers correspond to the exhibit numbers in the referenced documents.

Exhibit No.	Description of Exhibit

*3.1	Amended and Restated Articles of Incorporation

*3.2	Bylaws

*4.0	Specimen of Common Stock Certificate

4.1	2005 Stock Plan

5.1	Opinion of Igler & Dougherty, P.A.

*21	Subsidiaries

23.1	Consent of Igler & Dougherty. P.A. (contained in Exhibit 5.1)

23.2	Consent of Hacker Johnson & Smith PA

24.1	Power of Attorney - included in the Signature Page of registration statement

Item 9.	Undertakings.

(A)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs(1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities at that time be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)	The undersigned Registrant hereby undertakes, that, for purpose of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(C)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pinellas Park, State of Florida on May 15, 2006.

FIRST COMMUNITY BANK CORPORATION OF AMERICA

By	/s/ Kenneth P. Cherven
Kenneth P. Cherven, President and Chief Executive Officer

Date:	May 15, 2006

By	/s/ John A. Stewart, Jr.
John A. Stewart, Jr., Chief Financial Officer

Date:	May 15, 2006

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth P. Cherven and John A. Stewart, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her, in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under other documents in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Kenneth P. Cherven Kenneth P. Cherven, Director, President and Chief Executive Officer	May 15, 2006 Date

/s/ Brad Bishop Brad Bishop, Director	May 15, 2006 Date

/s/ Kenneth Delarbre Kenneth Delarbre, Director	May 15, 2006 Date

/s/ Edwin C. Hussemann Edwin C. Hussemann, Director	May 15, 2006 Date

/s/ James Macaluso James Macaluso, Director	May 15, 2006 Date

/s/ David K. Meehan David K. Meehan, Director	May 15, 2006 Date

/s/ Robert G. Menke Robert G. Menke, Director	May 15, 2006 Date

/s/ Robert M. Menke Robert M. Menke, Director	May 15, 2006 Date